Exhibit 99.1

The Meet Group Announces Definitive Agreement to be Acquired by ProSiebenSat.1 and General Atlantic

•	The Meet Group Shareholders to Receive $6.30 per Share in Cash

•	Transaction Will Provide Certain and Immediate Value to Shareholders

•	Transaction Expected to Close in the 2nd half 2020

NEW HOPE, Pa.— March 5, 2020 — The Meet Group, Inc. (NASDAQ: MEET), a leading portfolio of mobile dating apps, today announced that it has entered into a definitive agreement to be acquired by ProSiebenSat.1`s and General Atlantic’s joint company NuCom Group in an all cash transaction for $6.30 per fully diluted share representing an enterprise value of approximately $500 million. Together with NuCom Group’s portfolio company Parship Group, a matchmaking platform with its brands Parship, Elite Partner and eharmony, The Meet Group will become an integral part of a global leader in the online dating and social entertainment sector.

After careful and thorough review, and following consultation with The Meet Group’s financial and legal advisors, the transaction was unanimously approved by The Meet Group’s board of directors. The purchase price represents a 30% and 43% premium to the unaffected 30 and 60 trading day volume weighted average price, respectively, to The Meet Group’s common stock through December 13, 2019, the last trading day prior to published market speculation regarding a potential transaction involving the company.

“The Meet Group Board of Directors undertook a robust process, which culminated in a transaction that we believe will deliver certain and immediate value to our shareholders,” said Spencer Rhodes, Chairman of The Meet Group Board of Directors. “We are excited about this transaction and the significant benefits resulting from a combination with Parship Group,” said Geoff Cook, Chief Executive Officer of The Meet Group. “This transaction will allow us to tap new strategic growth opportunities by leveraging our video platform and ProSiebenSat.1’s experience with content and entertainment. What’s more, with this transaction and the participation of both General Atlantic and ProSiebenSat.1, we will achieve a new level of financial scale and backing, which has the potential to further accelerate our growth.”

The Meet Group’s freemium dating brands, featuring its industry-leading video platform technology, will be combined with NuCom’s portfolio company Parship Group, which operates premium subscription dating brands including eharmony, Parship and Elite Partner. The transaction will diversify the revenue streams of both companies and increase their combined international footprint by broadening the companies’ user base.

Max Conze, CEO, ProSiebenSat.1 Media SE: “The acquisition of The Meet Group is one of ProSiebenSat.1’s largest transactions. It will significantly advance our ambition to create one of the leading global players in online dating and interactive live video. We believe the combination of these two successful and complementary businesses will also create synergies within the ProSiebenSat.1 universe and accelerate the growth of our market share in the German live video apps sector.”

Tim Schiffers, CEO Parship Group: “Following a successful acquisition of eharmony, we have proven that we can manage new businesses and accelerate their growth by combining the best of both worlds. We continue to consolidate our position in the online dating market and extend our business model by adding social entertainment. I am looking forward to working with our new colleagues to solidify our international footprint.”

The transaction, which is expected to close in the 2nd half of 2020, is subject to approval by The Meet Group’s stockholders, along with the satisfaction of customary closing conditions and regulatory approvals, including the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, antitrust approvals in Germany and Austria as well as approval from the Committee on Foreign Investment in the United States. The Meet Group expects to hold a special meeting of its stockholders to consider and vote on the transaction as soon as feasible after the mailing of the proxy statement to shareholders.

The Meet Group plans to release its fourth quarter fiscal year 2019 results before market open on March 11, 2020. In light of the pending transaction announced today, the company will not hold a corresponding conference call.

Representation

BofA Securities is acting as financial advisor to The Meet Group, and Morgan, Lewis & Bockius LLP is acting as legal counsel.

About The Meet Group

The Meet Group (NASDAQ: MEET) is a leading provider of interactive livestreaming solutions designed to meet the universal need for human connection. Our ecosystem of livestreaming apps enables users around the world to interact through one-to-many livestreaming broadcasts and text-based conversations. Our top apps, MeetMe®, LOVOO®, Skout®, Tagged® and Growlr®, deliver live interactions and meaningful connections to millions of users daily. Headquartered in New Hope, PA, we have offices in Philadelphia, San Francisco, Dresden, and Berlin. The Meet Group is committed to safety. You can find a description of current safety practices here: https://www.themeetgroup.com/safety-practices/. For more information, visit themeetgroup.com, and follow us on Facebook, Twitter or LinkedIn.

About ProSiebenSat.1 Media SE

ProSiebenSat.1 combines leading entertainment brands with a successful production business and a strongly growing commerce portfolio and is thus one of the most diversified media companies in Europe. We want to offer great entertainment – whenever, wherever and on any device. We can address over 45 million TV households in Germany, Austria and Switzerland with our 15 free and pay TV channels. At the same time, we reach around 36 million unique users every month with online offerings marketed by ProSiebenSat.1. Successful formats like “The Masked Singer”, “Germany’s Next Topmodel”, and “Beat the Channel” as well as top-notch stars like Heidi Klum, or Dwayne Johnson belong to our family. Shows like “Bosch”, “Married at First Sight”, or “Queen of Drags” are created within our production and distribution business Red Arrow Studios. Our global digital studio Studio71 achieves over 9.9 billion monthly video views and operates more than 1,400 web channels. Our NuCom Group is a rapidly growing e-commerce player with leading portfolio companies that offer online price comparison, matchmaking, experiences as well as beauty & lifestyle. ProSiebenSat.1 are more than 7,000 passionate creators that love to entertain and delight our viewers and consumers each day.

About General Atlantic

General Atlantic is a leading global growth equity firm providing capital and strategic support for growth companies. Established in 1980, General Atlantic combines a collaborative global approach, sector specific expertise, a long-term investment horizon and a deep understanding of growth drivers to partner with great entrepreneurs and management teams to build exceptional businesses worldwide. General Atlantic has more than 150 investment professionals based in New York, Amsterdam, Beijing, Greenwich, Hong Kong, Jakarta, London, Mexico City, Mumbai, Munich, Palo Alto, São Paulo, Shanghai, and Singapore. For more information on General Atlantic, please visit the website: www.generalatlantic.com.

About NuCom Group

NuCom Group is the growth partner for consumer internet companies. We create global category leaders and accelerate the growth of our portfolio companies by adding marketing power, operational expertise and clear buy-and-build strategies. Thereby we combine the strengths of our shareholders in a “best of both worlds” approach, featuring the reach, know-how and resources from the ProSiebenSat.1 Group and the expertise and firepower of General Atlantic, a leading global growth equity investor. We focus on B2C asset light business models with a clear USP and differentiation. Currently our portfolio is divided in four verticals: consumer advice, matchmaking, experience and gift vouchers and beauty and lifestyle.

https://www.nucom.group/

About Parship Group

The Parship Group is the leading provider of online matchmaking services. The well-known international brands Parship, ElitePartner and eharmony belong to the group. All three services use scientific methods to successfully support singles in finding meaningful relationships that enrich their lives. Both Parship and eharmony are pioneers in using algorithms to create highly compatible relationships. California-based eharmony was founded in 2000 and operates in the United States, Canada, the United Kingdom and Australia. Parship invented scientific matchmaking in Europe in 2001 and today offers its service in the German-speaking world and the Benelux countries. Since 2004, ElitePartner is the premium partner agency for sophisticated singles, operating in the DACH-region. Currently, the Parship Group employs over 300 colleagues in Hamburg / Germany (headquarters), Los Angeles, London and Amsterdam. https://www.parshipgroup.com/

The Meet Group

Investor Contact:

Leslie Arena

larena@themeetgroup.com

267 714 6418

Media Contact:

Brandyn Bissinger

bbissinger@themeetgroup.com

267 446 7010

Media Contact ProSiebensat.1

Stefanie Rupp-Menedetter

Stefanie.Rupp@ProSiebenSat1.com

Phone: +49 [89] 95 07-2598

Media Contact NuCom Group:

Dorothea Gugel

dorothea.gugel@nucom.group

Phone: +49 [89] 95 07-8741

General Atlantic

Mary Armstrong & Emily Japlon

media@generalatlantic.com

Caution Regarding Forward Looking Statements:

This document contains forward-looking statements, including statements regarding the proposed acquisition of The Meet Group (the “Company”) by eharmony Holding, Inc. (the “Parent”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction with Parent and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote in favor of the merger; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all, including the required regulatory clearances under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (HSR), the Bundeswettbewerbsbehörde (Austria’s Federal Competition Authority) and Bundeskartellamt (Germany’s Federal Cartel Office) and from the Committee on Foreign Investment in the United States (CFIUS); the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the Equity Commitment Letters delivered pursuant to the Merger Agreement; the occurrence of events that may give rise to a right of one or both of the Company and Parent to terminate the merger agreement; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of Company common stock and/or on the Company’s business, financial condition, results of operations and financial performance; risks associated with transaction-related litigation; and the ability of the Company to retain and hire key personnel; and the risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the SEC. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Additional Information and Where to Find It

In connection with the merger and with the solicitation of proxies for the special meeting of stockholders (the “Special Meeting”), the Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement of the Company (the “Proxy Statement”), and other relevant materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive Proxy Statement will be sent to the Company’s stockholders. Investors and security holders will be able to obtain the Proxy Statement free of charge from the SEC’s website or from the Company. The documents filed by the Company with the SEC may be obtained free of charge on the Company’s website at the Investor Relations section of http://ir.themeetgroup.com/CorporateProfile/ or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from the Company by requesting them from Investor Relations by mail at 100 Union Square Drive, New Hope, PA 18938, or by telephone at 215.862.1162. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in its proxy statement dated April 29, 2019, for its 2019 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the Company as indicated above.